Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
OneMain Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(a)	9,842,876	$55.08	$542,145,610.08	0.0001381	$74,870.31
Total Offering Amounts					$542,145,610.08		$74,870.31
Total Fee Offsets
Net Fee Due							$74,870.31

(1) This Registration Statement on Form S-8 (this “Registration Statement”) relates to an aggregate of 9,842,876 shares of common stock, par value $0.01 per share (“Common Stock”), of OneMain Holdings, Inc. (the “Registrant”) issuable pursuant to the OneMain Holdings, Inc. 2026 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction. This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and other adjustment provisions of the Plan.
(2) Estimated solely for purposes of calculating the registration fee. This estimate has been computed in accordance with Rules 457(c) and 457(h) of the Securities Act and is calculated based upon the average of the high and low sales prices of the Common Stock, as reported on the New York Stock Exchange on June 10, 2026.